Exhibit 3.12

LIMITED LIABILITY COMPANY

AGREEMENT

OF

CI HOLDINGS, LLC

This Limited Liability Company Agreement (this “Agreement”) is executed and effective as of this 10th day of November, 2003 by Commonwealth Industries, Inc. (“CII” or the “Member”), as the sole member of CI Holdings, LLC (the “Company”).

WHEREAS, the Company was formed by CI on November 10, 2003, upon the filing by CII of a Certificate of Formation (the “Certificate”) in the Office of the Secretary of State of the State of Delaware.

NOW THEREFORE, CI, by execution hereof, does hereby continue the Company as a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time (the “Delaware Act”), upon the following terms and conditions.

1. Name. The name of the limited liability company is CI Holdings, LLC. The business of the Company may be conducted upon compliance with all applicable laws under any other name designated by the Member.

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing, including, without limitation, the production of common alloy aluminum sheet.

3. Powers. In furtherance of its purposes, the Company shall have the power and is hereby authorized to do any and all acts necessary or convenient to carry out any and all of the objects and purposes of the Company and to perform all acts in furtherance thereof, and shall have and any exercise all of the powers and rights conferred upon a limited liability company formed pursuant to the Delaware Act.

4. Term. The term of the Company shall commence on the date the Certificate is filed in the office of the Secretary of State of the State of Delaware and shall continue until November 10, 2053, unless the Company is dissolved before such date in accordance with the provisions of this Agreement. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate in the manner required by the Delaware Act.

5. Qualification in other Jurisdictions. The Member shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business. The Member, through one of its officers, acting as an authorized person within the meaning of the Delaware Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

6. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

8. Sole Member; Management. The sole member of the Company shall be CII (acting through its duly authorized officers), which shall have all power and authority to act on behalf of the Company in all respects and shall be the sole authorized person within the meaning of the Delaware Act. The Member shall have the power to exercise any and all rights or powers granted to members of a limited liability company pursuant to the Delaware Act. The Company shall not have any managers.

9. Fiscal Year. The fiscal year of the Company (the “fiscal year”) shall end on December 31 in each year. The Member is authorized to make all elections for tax or other purposes as they may deem necessary or appropriate in such connection, including the establishment and implementation of transition periods.

10. Treatment as a Corporation for Tax Purposes. The Member hereby agrees to treat the Company as a corporation for tax purposes.

11. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) November 10, 2053, (b) the written consent of the Member or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

12. Exculpation and Indemnification. In the event that the Member or any of its direct or indirect directors, officers, stockholders, employees, agents, affiliates or controlling persons (collectively, the “Indemnified Persons”; each, including the Member, an “Indemnified Person”), becomes involved, in any capacity, in any threatened, pending or completed, action, proceeding or investigation, in connection with any matter arising out of or relating to the Company’s business or affairs, the Company will periodically reimburse such Indemnified Person for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, provided that such Indemnified Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company in connection with such action, proceeding or investigation as provided in the exception contained in the next succeeding sentence. To the fullest extent permitted by law, the Company also will indemnify and hold harmless an Indemnified Person against any losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (collectively, “Costs”), to which such an Indemnified Person may become subject in connection with any matter arising out of or in connection with the Company’s business or affairs, except to the extent that any such Costs result solely from the willful misfeasance, gross negligence or bad faith of such Indemnified Person. If for any reason (other than the willful misfeasance, gross negligence, or bad faith of such Indemnified Person) the foregoing indemnification is unavailable to such Indemnified Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Costs in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and such Indemnified Person on the other hand but also the relative fault of the Company and such Indemnified Person, as well as any relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this Section 12 shall be in addition to any liability which the Company may otherwise have to any Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and any Indemnified Person. The reimbursement, indemnity and contribution obligations of the Company under this Section 12 shall be limited to the Company’s assets, and the Member shall not have any personal liability on account thereof. The foregoing provisions shall survive any termination of this Agreement.

13. Limited Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor any affiliate, director, officer, partner or controlling person of the Member shall be obligated personally for any such debt, obligation or liability of the Company.

14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE DETERMINED UNDER SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

15. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written instrument executed and delivered by the Member.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date first above written.

Member

COMMONWEALTH INDUSTRIES, INC.

By:	/S/ MARK V. KAMINSKI
Name:	Mark V. Kaminski
Title:	President and Chief Executive Officer

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